Exhibit 10.18

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS  AGREEMENT  by  and  between   Freshpet,  Inc. ,  a   Delaware  corporation   (the  " Company"), and Stephen L. Wiese (the " Executive"), is dated as of July _ , 2015, (such date,  the "Effective Date").

In consideration of the mutual covenants herein contained and of the mutual  benefits herein provided, the Company and the Executive agree as follows:

1.Representations and Warranties. The Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent,  restrict,  hinder  or interfere with Executive ' s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive's ability and knowledge.  The Executive agrees to indemnify and hold harmless the Company for  any  liability the  Company may incur as the result of the existence of any such covenants, obligations or commitments.

2.Term of Employment. The Company will continue to employ the Executive and the Executive accepts continued employment by the Company on  the  terms  and  conditions herein contained for a period (the "Employment Period") provided in Section 5.

3.	Duties and Functions.

(a)(I)     The Executive shall  be employed  as  the  Executive  Vice President of Operations of the Company. The Executive shall report directly  to  the  Chief  Executive Officer of the Company.

(2) The Executive agrees to undertake the duties and responsibilities commensurate with the position of the Executive Vice President of Operations, which may encompass different or additional duties as ma y, from time  to time, be reasonably  assigned  by the Chief Executive Officer, and the duties and responsibilities undertaken by the Executive may  be reasonably altered or modified from time to time by the Chief Executive Officer, so  long as  that Executive's responsibi I ities as the Executive Vice President of Operations are not materially reduced, and Executive's reporting relationship is not materially altered  or  modified  in  an adverse way.

(b)During the Employment Period, the Executive will devote the Executive's full time and efforts to the business of the Company. The Executive may engage in non competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive's responsibilities under this Employment Agreement.

4.	Compensation.

(a)Base Salary: As compensation for the Executive' s services hereunder, during the Executive's employment as the Executive Vice President of Operations, the Company

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agrees to pay the Executive a base salary at the rate of $235,000 per annum,  payable  in accordance with the Company's normal payroll schedule (which will be no less frequently than one-twelfth of the annual salary amount during each calendar month, which normal payroll schedule shall be the "Normal Payment Schedule" ). The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable  law or  regulation.  In  no event shall  the  Executive's salary be reduced below the Executive's current salary (or, subsequent to any increa ses, below the Executive's then current salary).

The Executive's salary shall be subject to annual review, based on corporate policy and contributions made by Executive to the Company.

(b)Participation in Stock Option Program: The Executive shall be eligible to participate in the Company's equity  incentive  programs, as  such programs  may exist from time to time hereafter.

(c)Other Expenses: In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during the Executive's employment for all reasonable , ordinary, and necessary, properly vouchered , client-related business or entertainment expenses incurred in the performance of the Executive' s services hereunder in accordance with Company policy in effect from time to time. The Executive shall submit  vouchers and  receipts for all expenses for which reimbursement is sought.

Any reimbursements or in -kind benefits to be provided  pursuant  to  this Agreement that are taxable to the Executive shall  be subject  to  the following  restrictions:  (a) each reimbursement must be paid no later than the last day of the calendar year following the Executive's tax year during which the expense was incurred; (b) the amount  of  expenses or  in kind benefits provided during a tax year of the Executive may not affect the expenses eligible for . reim bursement, or in -kind benefits to be provided, in any other tax year of the Executive; and (c) the right to reimbursement or in-kind benefits is not subject  to  liquidation  or  exchange  for another benefit.

(d)Vacation: During each calendar year, the Executive shall  be entitled  to four (4) weeks of vacation to be accrued and taken in accordance with Company policy as  in  effect from time to time.

(e)Fringe Benefits: In  addition  to the  Executive's  compensation  provided  by the foregoing, the Executive shall be entitled to the benefits available  generally  to  Company employees pursuant to, and subject to the terms of, Company programs, including,  by  way  of illustration , personal leave , paid holidays , sick lea ve, profit-sharing, retire ment , disa bility , dental, vision, group sickness,  accident  or  health  insurance  programs  of  the  Company  which  may  now or, if not terminated, sha ll hereafter be in effect,  or  in  any  other  or  additional  such  programs  which may be established by the Company, as and to  the  extent  any  such  programs  are  or  may from time to time be in effect, as determined by the Company.

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(t) Annual  Bonus:  The  Executive  shall  be  eligible  to  part1c1pate  in  any annual cash bonus plan as established by the Board of the Directors (the " Board")  (or  a committee thereof) in its sole discretion with an annual target  bonus opportunity of at  least 40% of Executive ' s base salary based on the achievement of pre-established performance goals established by the Board (or a committee there9f) in its sole discret io n. Any annual  bonus payable hereunder shall be paid in the calendar year following the calendar year to which such bonus relates at the same time annual bonuses are paid to other senior  executives  of  the Company, subject to the Executive ' s continued employment with the Company through the date of payment (except as otherwise provided in Section 5 hereof).

5.	Employment Period; Termination.

(a)The Executive's employment under this Agreement  shall  continue unabated until terminated by either party pursuant to the terms of this Agreement.

(b)The Employment Period shall continue until terminated upon the earlier to occur of the following events: (i) the close of business on the first anniversary  of  the effective Date (the initial one (I) year term of this Agreement shall  be  referred  to herein  as  the " Initia l Ter m") or (ii) the death or Permanent Disability (as defined in Section 5(f)) of the Executive or other termination event described in this Section 5, provided, however, that , on the first anniversary of the Effective Date, and on every subsequent annual anniversar y, and unless either party has given the other party written notice at least ninety (90) days prior to  the  such anniversary date, the term of this Agreement and the Employment Period shall be renewed for a term ending one (I) year subsequent to such date (each such one-year term shall be referred to herein as a "Renewal Te rm"), unless sooner terminated as provided herein. For the  purposes of this Agreement, the  Initial Term and each  Renewal Term  shall collectively  be referred  to as the " Employ ment Period. "

(c)

Notwithstanding the prov1s1o ns of Sections 5(a) and (b) above, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination. Unless otherwise provided by this Sectio n, all co mpensatio n and benefits paid by the Company to the Executive shall cease upon the Executive ' s last day of emp loy ment ; provided, however, that if the Executive terminate s the Exec utive ' s employment for "Good Reaso n" pursuant to the terms and conditions set forth below, (i) the Company will continue to pay the Exec utive' s base salary pursuant to the Normal Payment Schedule for a period of twelve (12) months from the effective date of termination (the "Severance Period"), (ii) in the event that the Executive's employment is terminated after June 30th, the Company shall pay the Executive the bonus described in Section 4(c), notwithstanding that the Executive will not be employed with  the  Company  through  the date of payment, in the amount determined based on the actual level of achievement of the applicable performance goals pursuant to Section 4(t) multiplied by a fraction , the numerator is the number of days through the effective date of termination of the Executive ' s employment  in the year of such terminatio n, and the denominator of which is 365, and (iii) and  the  Company will pay the premiums for the Executive ' s continuation of group health coverage under the Company ' s plans under COBRA at the active emplo yee rates and subject to the Executive ' s

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timely election of COBRA beginning on the date of the Executive's Separation from Service (as defined in Internal Revenue Code Section 409A) for the Severance Period. The Company may include the premiums for continued health insurance coverage during the Severance Period in the Executive's  taxable income .Notwithstanding the foregoing, in the event that providing the foregoing coverage would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient  Protection and  Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 20 I 0, as amended (to the extent applicable), the parties hereby agree to negotiate in good faith to modify  the foregoing provision in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent  and  economic benefits to the Executive and the Company under this Section 5(c). The Executive shall also be entitled to receive any accrued but unpaid salary and bonuses, and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to such termination. The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Employment Agreement wi11 remain in fulI force and effect for the twelve (12) month period after the termination of the Executive ' s employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

For  purposes  of   this  Agreeme nt,  "Good   Reason "   is  defined   as  any  one  of  the following:

(i) Company's material breach of  any  provision  of  this  Agreement;  (ii)  any  material  adverse change in the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities , or any other action by the  Company  made  without  the Executive's permission (other than a change due to the Executive's Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results  in :  (A)  a  diminution  in any material respect in Executive ' s positio n, authority , dut ies , responsibilities or compensation, which diminution continues in time over at least  thirty  (30)  days,  such  that  it  constitutes  an effective demotion (provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company  becomes  a  subsidiary  of another corporation or entity); or (B) a material diversion from Executive' s performance of the functions of  Executive's  position  (including  but  not  necessarily  limited  to  Executive ' s  authority to hire, direct , and/or fire employees, Executive's authority to  oversee  the  general  direction  and focus of the Company),  excluding  for  this  purpose  material  adverse  changes  made  with Executive's written consent or due to  Executive's  termination  For  Cause  or  termination  by Executive without Good Reason ; or (iii) relocation of the Company' s  headquarters  to a  location which requires Executive to travel  more  than  thirty  (30)  additional  miles  from  Executive's residence than Executive must already travel to arrive at the Company's headquarters without Executive's written consent; provided , however, that it shall not constitute Good Reason unless Executive shall have provided the Company with written notice of its alleged  actions  constituting Good Reason (which notice  shall  specify  in  reasonable  detail  the  particulars  of  such  Good Reason) within ninety (90) days  following  the  first  occurrence  of  such  event  and  Company  has not cured any such alleged Good Reason within thirty (30)  days  of  Company's  receipt  of  such written notice. The Executive  must  actually  terminate  employment  within  thirty  (30)  days following the expiration of the  Company's  cure  period  set  forth  above.  For  the  avoidance  of doubt,   a   termination   of   the   Executive's   employment   as   a   result   of   a   non-renewal   of this

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Agreement by the Executive pursuant to Section 5(b)) shall be deemed a voluntary resignation without Good Reason for all purposes hereunder.

(d)If the Exec utive ' s employment is terminated for  " Cause,"  the  Executive shall not be entitled to receive severance pay. As used in this Agreement, the term "Cause " shall include a termination for (i) fraud (including but not limited to any acts of embezzlement or misappropriation of funds); (ii) breach of fiduciary obligation; (iii) conviction of  a felony,  plea of guilty or nolo contendere to  a  felony  charge  or  any  criminal  act  involving  moral  turpitude (which, through lapse of time or otherw ise ,  is not  subject  to  appeal); (iv)  repeatedly  being  under the influence of drugs  or  alcohol  (other  than  prescription  medicine  or  other  medically-related drugs to the  extent  that  they  are  taken  in  accordance  with  their  directions)  during  the performance of Executive ' s duties under this Agreement, or, while  under  the  influence  of  such drugs  or  alcohol,  engaging  in  grossly  inappropriate  conduct  during  the  performance  of Executive's duties under this Agreement; (v) a refusal to  substantially  perform  the  Executive  ' s duties hereunde r, (vi) willful misconduct or gross negligence , or (vii) material breach of this Agreement, except in the event  of  the  Executive's  Permanent  Disability  as  set  forth  in  Section 5(t). Anything herein to the contrary notwithsta nding,  the  Company  shall  give  the  Executive written notice prior to terminating this Agreement of the Executive ' s employment based upon  a serious dereliction of fiduciary  obligation  or  refusal  to  perform  ((ii)  or  (v)  above),  setting  forth the exact nature of any such alleged serious dereliction of  duty  or  refusal  to  perform  and  the conduct required to  cure such  breach.  The  Executive  shall  have  thirty  (30) days  from  the  giving of such notice within which to cure. The Executive acknowledges and agrees  that  the  non competition  and  non-solicitation  restrictions  set  forth  in  Section  7  of  this  Employment Agreement will remain in full force and effect for  the  twelve  (12)  month  period  after  the termination of Exec utive ' s employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and  9  of  this  Agreement  will  survive  the termination of this Agreement pursuant to this sectio n.

(e)Upon sixty (60) days written notice , the Company shall retain the right to terminate the Executive without Cause (which, for the avoidance of doubt, shall include a non  renewal of this Agreement by the Company pursuant to Section 5(b)). If the Executive's employment is terminated by the Company without Cause, (i) the Executive shall continue to receive Execut ive' s base salary pursuant to the Normal Payment Schedule for the Severance Period, (ii) in the event that the Executive's employment is terminated after June 30th, the Company shall pay the Executive the bonus described in Section 4(c), notwithstanding that the Executive will not be employed with the Company through the date of payment, in the amount determined based on the actual level of achievement of the applicable performance goals pursuant to Section 4(t) multiplied by a fraction , the numerator is the number of days through the effective date of termination of the Executive ' s employment in the year of such termination, and the denominator of which is 365, and (iii) the Company will pay the premiums for the Executive ' s continuation of group health coverage under the Company's plans under COBRA at the active employee rates and subject to the Exec uti ve' s timely election of COBRA beginning on the date of Executive ' s Separation from Service (as defined in Internal Revenue Code Section 409A) for the Severance Period. The Company may include the premiums for continued health insurance coverage during the Severance Period in the Executive' s taxable income.

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Notwithstanding the  foregoing,  in  the  event  that  providing  the  foregoing  coverage  would  result in   theimposition of excise taxes on the Company for  failure  to  comply  with  the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 20 I 0 , as amended, and the Health Care and Education Reconci I iation Act of 20 I 0 ,  as  amended  (to  the extent applicable), the parties hereby agree to negot iate in good faith to modify the  foregoing provision in such  manner as  to  avoid  the  imposition  of  such excise taxes while  also  maintaining, to the maximum extent reasonably possible , the original intent and economic benefits  to  the Executive and the Company under this Section 5(e). The non-competition and non-solicitation restrictions set forth in Section 7 of this  Employment  Agreement  will  remain  in  full  force  and effect for the twelve (12)  month  period  after the  termination  of  Executive ' s  employment  under this  section.  The  confidentiality  and  rights  to  inventions  obligations  established  in  Sections  8 and 9 of this Agreement will survive the termination of this Agreement purs uant to this section.

(f)In the event of the Executive ' s Permanent  Disability  during  employment with the Company, the  Company  may  terminate  this  Agreement  by  giving  thirty (30) day's notice to the Executive of its intent to term inate , and unless the Executive resumes performance  of  the duties set forth in Section 3 within five (5) days  of  the  date  of  the  notice  and  continues performance for the remainder of the  notice  period,  this Agreement  shall  terminate  at  the end  of the thirty (30) day period. If the Executive  is  terminated  pursuant  to  this  Section  5(f),  the Executive shall be entitled to receive severance pay in an amount equal to the  salary  that  the Executive would have received for a period equal to the Severance Period, less all applicable withholding and deductions.   The  Company  will  pay  the  premiums  for  the  Executive's continuation of group health coverage under the Company's plans under COBRA at the  active employee rates and subject  to  the  Executive's  timely  election  of  COBRA  for  a  period  equal  to the Severance Period. The Company may include the premiums for continued health in sura nce coverage in the Executive's taxable income. Notwithstanding the foregoing , in the  event  that providing the foregoing coverage would result  in  the  imposition  of  excise  taxes on  the Company for failure to comply with the nondiscrimination requirements of the  Patient  Protection  and Affordable Care Act of 2010 , as a mended , and  the  Health Care and  Education  Reconciliation Act of 2010 ,  as  amended  (to the extent applicable), the  parties hereby agree to  negotiate  in good  faith to modify the foregoing provision in such manner as to avoid the imposition  of  such excise taxes while also ma inta ining , to the maximum extent reasonably possi ble , the original  intent  and economic benefits to the Executive and the Company  under  this Section  5(f).  The severance  pay shall be payable beginning on the date of the Executive ' s Separation from Service (as defined in Internal  Revenue  Code  Section  409A)  in  accordance  with  the   Company's   Normal   Payroll Sched ule ,  as   if  Executive's  employment  had  continued  during  the  applicable  severance  period. " Permanent Disa bilit y"  for the  purposes  of  this Agreement  means the  ina bility ,  due to  physical or mental iII hea lth , to perform the Executive'  s dutie s  for  one  hundred twenty (120) days during any one employment year, irrespective of whether such days are consecutive. In the event of any dispute under this Section, the Executive shall submit to a physical examination by a  licensed physician mutually satisfactory to the  Company  and  the  Executive ,  the  cost  of  such examination to be paid by the Com pany, and the determination of such physician shall be determinative. The Executive acknowledges and agrees that the non-competition  and  non-solicitation  restrictions  set forth in Section 7 of this Emplo yment Agreement will remain  in  full  force  and  effect  for  the twelve (12) month period after the termination of Exec utive ' s employment under this section,

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and the confidentiality and rights to inventions obiigations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

(g)Thi s Agreement will terminate immediately upon the Execut ive ' s death and the Company shall not have any further liability or obligation to the  Executive ,  the Executive ' s executors , heirs, assigns or any other person claiming under or through  the Executive ' s estate , except that Execut ive' s estate shall receive any accrued but unpaid salary or bonuses.

(h)The severance benefits under Section 5(c), 5(e) and 5(t) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company, except if the Executive is incapable of signing a release due to a Permanent Disability , in which case the Executive shall not be required to deliver such a general release of claims. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Notwithstanding the provisions of Section 5(c), 5(e) and 5(t), to the extent that the payment of any severance amount subject to the release requirement under this Section 5(h) constitutes "nonqualified deferred compensation " for purposes of 409A (as defined in Section I 7(d)), any such payment scheduled to occur during the first sixty (60) days following

)

termination   of  employment  shall   not  be  paid   until   the sixtieth (60thday following such

termination and shall include payment of any amount that was otherwise scheduled to  be paid prior thereto.

(i)

If it is determined that any payment or distribution in the nature of compensatio n (as defined in Internal Revenue Code Section 280G(b)(2)) to or for the benefit of the Executive , whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Parachute Payment"), would constitute an "excess parachute payment" as defined in Internal Revenue Code Section 280G, then the Company shall pay to the Executive whichever of the following gives the Executive the highest net after-tax amount (after taking into account all applicable federal, s tate, local and social security taxes): (i) the Parachute Payment, or (ii) the amount that would not result in the imposition of excise tax on the Executive under Internal Revenue Code Section 4999. Any required reduction in the Parachute Payment pursuant to the foregoing shall be accomplished solely by reducing the amount of severance payment payable pursuant to Section 5 of this Agreement. All determinations to  be made under this Section 5(i) shall be made by an independent public accounting firm selected by  the Company  immediately   prior  to  an  event  giving  rise  to  a   potential  Parachute  Payment  (the " Accounting Firm "), which shall provide its determinations and any supporting calculations to both the Company and the Executive within thirty (30) days after such event. Any such determination by the Accounting Firm shall be binding upon  the  Company and  the  Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred  to in this paragraph 5(i) shall be borne solely by the Company.

6.Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive ' s possession by, through or in the course of Execut ive' s employ ment, regardless of the

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source and whether created by the Executive , are the sole and exclusive property  of  the Company, and immediately upon the termination of the Execut ive' s em ployme nt, or any time at the Company ' s request , the Executive shall return to the Company all such property of the Company.

7.	Non-Competition; Non-Solicitation.

(a)

The Executive agrees that, in consideration of Executive's  employment with the Company pursuant to this Agreement , and other good and valuable consideration, the receipt of which is hereby acknowledged, during Executive's  employment  with  the  Company and for twelve (12) months after termination thereof, the Executive will not either on  the Executive ' s own behalf or on behalf of any third party, except on behalf of  the  Company, directly  or  indirectly  (other  than  through  Executive's  ownership  of  equity   interest   in   the Co mpany) , as an individual proprietor, partner, stockholder, officer, employee, director, joint vent ure r, investo r, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company) ,

(i)engage in the manu facture , sale or distribution of either (A) fresh, refrigerated , frozen or raw pet food ; or (B) dry pet food with more than 30% meat content; (ii) dive rt, take away, or attempt to divert or take away, the business or patronage (with respect to  products or services of the kind or type developed , produced, marketed , furnished or sold by the Company) of any of the Company's clients, custo me rs, vendors, business or strategic partners, or  accounts,  or prospective clients , customers, vendo rs, business or strategic partners, or accounts, that were contacted, solic ite d, or served by the Executive while employed by the Company, or (iii) persuade any client , custo mer, vendor, strategic or business partner, or  account of the Company to cease to do business, invest in , participate with, or otherwise work with the Company, or to reduce the amount of business, investment , participation or work that any such client, customer, vendo r, or strategic or business partner has customarily done or actively contemplates doing with the Company.

(b)	During the Executive's employment with the Company and for twelve

(12)months after termination thereof, the Executive agrees that the Executive shall not, except in the furtherance of the Exec utive ' s duties hereunder, directly or ind irect ly, individually or on behalf of any other person, fi rm, corporation or other entity, solicit, aid or induce any emp lo yee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in ide ntifying , hiring or soliciting any such employee, representative or agent. An employee, representative or agent shall be deemed covered by this Section 7(b) while so emplo yed or retained and for a period of six (6) months thereafter.

(c)

If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because  it extends for too long a  period of time or over too great a range of activities or geographic area, it shall be interpreted to extend  over  the  maximum  period of time, range of activities or geographic areas as to which it may be enforceable.

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(d)The Executive acknowledges  and  agrees  that  the  Company's  remedies  at law for a breach or threatened breach of any of the provision s of Section 7 or Section 8 would be inadequate and, in recognition of  this  fact,  the  Executive  agrees  that,  in  the  event  of  such  a breach or threatened breach, in  addition  to  any  remedies  at  law,  the  Company,  without  posting any bond or other security , shall be entitled to obtain equitable relief in the form of specific performance , a temporary restraining order, a temporary or permanent injunction or any  other equitable remedy which may then be available , without the necessity of showing actual monetary damages. In the event of a violation by  the  Executive  of  Section  7  or  Section  8, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

(e)	The provision s of Section 7 and Section 8 shall survive termination of this

Agreement.

8.Protection of Confidential  Information.  The  Executive  agrees  that  all information, whether or not in  writing,  relating  to  the  business,  technical,  or  financial  affairs  of the Company and that is generally understood in the pet food industry (and any other  related  or relevant industry)  as  being  confidential  and/or  proprietary  information,  is  the  exclusive  property of the Company. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary in formatio n, knowledge, data, or trade secret ("Confident ial Information ") relat ing to the Company or any of its affiliates or their  respective clients,  which  Confidential  Information  shall  have  been   obtained   during   Executive's employment with the Company. By  way  of  illust ration,  but  not  limitation,  Confidential Information includes information regarding the Company's projects, methodologies,  business  or vendor relations hips, relationships with strategic or business partners, and all information and know-how (whether or not patentable , copyrightable  or  otherwise  able  to  be  registered  or protected under  laws  governing  intellectual  property)  owned,  possessed ,  or  used  by  the Company, including, without li mita tio n, any inve ntion , existing or  future  product,  formula, method,  manufacturing  techniques  and  procedures,  compos1tion,   compound,   project, development, plan, market research,  vendor  informatio n,  supplier  information,  customer  lists  or info rmatio n, apparatus, equipment, trade secret, process, research, repo rts, clinical  data, financial data, technical data, test data, know-how , computer program, software, software doc umentation , source code, hardware design, techno logy , marketing or business plan,  forecast,  unpublished financial statement, budget, lice nse, patent applications, contracts, joint ventures , price, cost and personnel  data, any trade  names,  trademarks  or slogans,  but  shall  not  include  information  that (i) is or becomes public knowledge  through  legal  means  without  fault  by  the  Executive,  (ii)  is already public knowledge prior to the signing of this  Agreement,  (iii)  was  availa ble  to  the Executive on a non-confidential  basis  prior  to  its disclosure  by the  Company ,  (iv)  was disclosed by the Executive in the performance of the  Executive ' s  duties  here under ,  or  (v)  must  be  disclosed pursuant to applicable law or court order.

The Executive agrees that the Executive will not at any time, either  during the Term of  this Agreement or after its termination, except as reasonably necessa ry in the scope and course of Executive's duties , disclose to anyone any Confidential Informatio n, or utilize such Confi dential Information for Executive's own benefit, or for the benefit of third parties without  written approval by an officer of the Company. Executive further agrees that all memo randa, notes ,

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records, data, schematics, sketches, computer programs, prototypes , or written, photographic, magnetic or other documents or tangible objects compiled by Executive or made available to Executive during the Term of Executive ' s employment concerning the business of the Company and/or its clients, including any copies of such materials , shall be the property of  the Company and shall be delivered to the Company on the termination of the Executive's employment , or at any other time upon request of the Company.

9.Publicity. Neither party shall issue , without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the Effective Date and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are  negative, detrimental  or  injurious  to the other to any individual, company or client, including within the Company.

10.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acq uired, is a non-surviving party in a me rger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee  or surviving  company shall be bound by the provisions of  this Agreement.  The parties  understand  that the obligations of the Executive are personal and may not be assigned by the Executive.

11.Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the  Executive and supersedes  any and all prior understandings, written or oral. This Agreement may not be amended , waived, discharged or terminated ora lly, but only by an instrument in writing , specifically identified as an amendment to this Agreeme nt, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that the Executive has carefully read  all of  the  provisions of this Agreement and that the Executive voluntarily and knowingly enters into said Agreement.

12.Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement , and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction .

13.Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with , the laws of  the State  of  New Jersey, without giving effect to the principles of conflicts of law thereof.

14.Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service , if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed  to the parties at  their respective  addresses  or to  such other address as either party may later specify by notice to the other.

KE 33624884.3

15.ARBITRATION. THE PARTIES AGREE THAT ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, EXCEPT AS DISCUSSED HEREIN OR ARISING OUT OF OR RELATING TO THE EMPLOYMENT OF THE EXECUTIVE, OR THE TERMINATION THEREOF, INCLUDING ANY STATUTORY OR COMMON LAW CLAIMS UNDER FEDERAL, STATE, OR LOCAL LAW, INCLUDING ALL LAWS PROHIBITING DISCRIMINATION IN THE WORKPLACE, SHALL BE RESOLVED BY ARBITRATION IN NEW JERSEY IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES OF JAMS/ENDISPUTE. THE PARTIES AGREE THAT ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING, AND THAT JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, DUE TO THE NATURE OF THE CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY BELONGING TO THE COMPANY TO WHICH THE EXECUTIVE HAS OR WILL BE GIVEN ACCESS, AND THE LIKELIHOOD OF SIGNIFICANT HARM THAT THE COMPANY WOULD SUFFER IN THE EVENT THAT SUCH INFORMATION WAS DISCLOSED TO THIRD PARTIES, NOTHING IN THIS SECTION SHALL PRECLUDE THE COMPANY FROM GOING TO COURT TO SEEK INJUNCTIVE RELIEF TO PREVENT THE EXECUTIVE FROM VIOLATING THE OBLIGATIONS ESTABLISHED IN SECTIONS 7 THROUGH 9 OF THIS AGREEMENT.

16.Indemnification. In the Executive's capacity as a director, ma nager , o fficer , or employee of the Company or serving or having served any other entity as  a directo  r,  manager, officer, or the Executive at the Company's request , the Executive shall be indemnified  and  held harmle ss by the Company to the fulle st  extent allowed  by  law ,  the  Company's  charter and  by laws , from and against any and all losses, claims, damages,  lia bilitie s, expenses  (including  legal fees and expenses) , j udgments , fines, settlements and other amounts arising from  any  and  all claims, dema nds, actions, suits or p roceeding s, civil, criminal, administrative or investigative, in which the Executive may be invo lved , or threatened to be involved, as  a  party or  otherwise  by reason of the Exec utive ' s stat us, which relate to or  arise  out  of  the  Company,  their  assets, business or affairs, unless in each of the foregoing cases,  a  court  of  competent  jurisdiction  has finally determined that (i) the Execut ive did not act in good faith and in a manner the Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had reasonable cause to believe the Executive's conduct was unlaw ful, and

(ii)the Executive's  conduct  constituted  gross  negligence  or  willful  or  wanton  misconduct  (and the Company shall also advance expenses as incurred  to  the  fullest  extent  permitted  under applicable law , provided the Executive provide s an undertaking to  repay  advances  if  it  is  ultimately determined that the Executive is not entitled to indemnification). The Company  shall advance all expenses incurred by the Executive in connection with the investigatio n, defense, settlement or appeal of any civil or criminal action or  proceeding  referenced  in  this  Section, including but not necessaril y limited to legal co unsel, expert witnesses or other litigatio n-related expenses. The Execut ive sha ll be  entitled  to  coverage  under  the  Company's  director s  and officers lia bilit y insurance policy in effect at any time in the future to no lesser extent than any

1 1

KE 33624884.3

other officers or directors of the Company. After the Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 16 , which provision shall not be amended except as required by applicable  law or except to make changes  permitted by law that would enlarge the right of indemnification of  the  Executive.  Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

17.	Miscellaneous.

(a)No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)Any rights of the Executive hereunder shall be in addition to any rights the Executive may otherwise have under written benefit plans or agreements of the  Company  to which the Executive is a party or in which the Executive is a participant,  including,  but  not limited to, any Company sponsored written employee benefit plans, stock option  pla ns,  grants and agreements.

18.	Tax Matters.
(a)	Section 409A Compliance:

(I)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingl y, to the maximum extent permitted, this Agreement shall be interpreted to be in  compliance  therewith.  To  the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(2)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separatio n from service " within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "terminat io n," " termination of employment " or like terms shall mean "separation from service." Notwithstanding anything to

KE 33624884.3

the contrary in this Agreement, if the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B),  then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation  from  service" of the Executive , and (B) the date of the Executive ' s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay perio d, all payments and benefits delayed pursuant to this Section I 8(a)(2) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(3)For purposes of Code Section 409A, the Executive's  right  to receive any installment payments pursuant to this Agreement  shall be treated as a right to  receive a series of separate and distinct payments.  Whenever  a  payment  under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(4)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unles s otherwise permitted by Code Section 409A.

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KE 33624884.3

IN W!TN ESS WHER EOF, each of the parties hereto has caused this Agreement  to  be duly executed and delivered under seal, by its authorized officers or individua lly, 011 the date first identified above.

By:

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KE 33624884 3

TN WITNESS WHEREOF, each of the parties hereto has  caused this Agreement to  be  duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.

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KE 33624884.3